EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Global Earth Energy, Inc.
534 Delaware, Suite 412
Buffalo, New York 14202

As successor by merger to the registered public accounting firm of Rotenberg & Co., LLP, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated December 1, 2008 except for Note N, as to which the date is July 31, 2009, with respect to the financial statements for the year ended August 31, 2008 of Global Earth Energy, Inc.  Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ EFP Rotenberg, LLP
EFP Rotenberg, LLP

Rochester, New York
November 18, 2009